Phillips-Van Heusen Letterhead

                                                  [Date]



Dear Mr. Klatsky:
     We refer to that certain agreement (your "CAP Agreement"),
dated           , as amended by letter dated             , 1995,
between you and us which provides you with a target monthly benefit of $16,666.67 under our so-called "Capital Accumulation Plan". This letter, when accepted by you, will constitute an amendment of your CAP Agreement to the extent set forth herein:
     1. Part E of Article THIRD of your CAP Agreement (the definition of "Change in Control") is hereby amended by adding the following to the end thereof:
     In addition to the foregoing and not in limitation thereof, a Change in Control with respect to Bruce Klatsky shall also mean (a) the failure of the Board of Directors of the Company duly to continue Mr. Klatsky as Chief Executive Officer and Chairman of the Board at all times prior to his retirement as an employee, (b) the appointment by the Board of an officer or the hiring by the Board of an employee with authority equal or superior to the authority of Mr. Klatsky at any time prior to his retirement as an employee or (c) the failure of the Company to compensate Mr. Klatsky at a rate of at least $750,000 per year and maintain the other terms and conditions of his employment by the Company on no less than substantially the same basis as enjoyed by Mr. Klatsky in connection with his employment by the Company as of April 28, 1993.
     2. Except as hereby expressly amended and modified, the provisions of your CAP Agreement shall remain in full force and effect.
     If the foregoing is acceptable to you, please sign and return to us the enclosed copy of this letter.
                         Very truly yours,

                         PHILLIPS-VAN HEUSEN CORPORATION



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ACCEPTED AND AGREED TO: